ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

October 5, 2021

Columbia Funds Series Trust II

290 Congress Street

Boston, MA 02110

Re:    Registration Statement on Form N-14

Ladies and Gentlemen:

We are counsel to Columbia Funds Series Trust II (the “Trust”) and each of the series thereof set forth as a “Buying Fund” on Schedule A hereto (each a “Buying Fund”). In connection with the registration statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended, relating to the proposed combinations of each Buying Fund and its respective “Acquired Fund” as set forth on Schedule A hereto (each an “Acquired Fund”), and the issuance of Class A, Class Advisor and Class Inst3 shares of beneficial interest of each Buying Fund in connection therewith (the “Shares”), in accordance with the terms of the Agreement and Plan of Reorganization approved by the Trustees of the Trust on August 16, 2021 by and among the Trust, on behalf of each Buying Fund, BMO Funds, Inc., on behalf of each Acquired Fund, Columbia Management Investment Advisers, LLC, BMO Asset Management Corp. and Bank of Montreal (the “Agreement and Plan of Reorganization”), we have examined the Trust’s Agreement and Declaration of Trust and the Trust’s By-Laws, both as amended to date, and are familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the directors of BMO Funds, Inc. and the shareholders of each Acquired Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

Based upon the foregoing, we are of the opinion that:

1. The Trust is a duly organized and validly existing unincorporated association under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and, except as noted in the paragraph below, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust or the particular series or class and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its trustees. The Declaration of Trust provides for indemnification out of the property of the particular series or class for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his or her being or having been such a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the particular series or class would be unable to meet its obligations.

This opinion may be filed with the Registration Statement.

Sincerely,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Schedule A

Target Fund	Acquiring Fund
BMO Dividend Income Fund	Columbia Integrated Large Cap Value Fund
BMO Large-Cap Value Fund	Columbia Integrated Large Cap Value Fund
BMO Low Volatility Equity Fund	Columbia Integrated Large Cap Value Fund
BMO Large-Cap Growth Fund	Columbia Integrated Large Cap Growth Fund
BMO Small-Cap Growth Fund	Columbia Integrated Small Cap Growth Fund
BMO Pyford International Stock Fund	Columbia Pyrford International Stock Fund
BMO Ultra Short Tax-Free Fund	Columbia Ultra Short Municipal Bond Fund